Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
L&L Acquisition Corp.
We hereby consent to the use in this Registration Statement on Form S-1, of our report dated August 18, 2010, relating to the financial statements of L&L Acquisition Corp. (a development stage company) and to the reference to our Firm under the heading “Experts” in the prospectus.
/s/ Rothstein, Kass & Company, P.C.
Roseland, New Jersey
August 19, 2010